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                                  EXHIBIT 99.1


                 NEVADA MANHATTAN MINING, INC. COMMENCES TIMBER
                             OPERATIONS IN TOME-ACU


CALABASAS, Calif.--(BUSINESS WIRE)--Feb. 27, 1998--Nevada Manhattan Mining, Inc. (OTC BB: NVMH - news) announced today that based on recommendations from outside consultants related to timber production and environmental management, the Company began transporting an initial 1,000 cubic meters of the Company's inventory of raw materials to Tome-Acu, in the Amazon Basin within the same region as current operations.

Timber production in this location should commence as early as March 2, 1998. These new timber milling operations commenced in anticipation of acquiring a leasehold interest in an operating sawmill located in this area in which hardwood is readily available for harvesting for approximately the next fifteen years. "By doing this, the Company will be able to substantially reduce its transportation expenses associated with the production of timber products, thereby creating additional efficiencies," stated Christopher Michaels, CEO of Nevada Manhattan.

On a separate note, Nevada Manhattan confirmed that the Company's employment agreement with Ignatius (Eddy) Theodorou has been terminated. Mr. Theodorou was employed at the Company's Equatorial Resources subsidiary in Brazil. Sawmill operations for the Company are now being managed by Mr. Geraldo Guidolini who has over 20 years of hands-on experience in operating hardwood sawmills in the Amazon Basin.

Nevada Manhattan Mining is a diversified, global natural resource company. In addition to its substantial timber operations in Brazil, it also has significant gold and coal concessions in Indonesia as well as gold mining operations in Nevada. For more information on Nevada Manhattan Mining, contact Yvonne S. Cambere at 818/591-4400, or fax 818/591-4411 or e-mail at
administration@nevadamanhattan.com or visit Nevada Manhattan Mining's website at www.nevadamanhattan.com.